Exhibit 99.1

For Immediate Release

September 26, 2012

Mercy Contact: Barb Meyer	Capella Contact: Beth B. Wright
314.628.3633 – office	615.764.3010 – office
barb.meyer@mercy.net	Beth.Wright@CapellaHealth.com

Capella Healthcare and Mercy Health Sign Definitive Agreement to

Join Health Providers in Hot Springs

Next official step in affiliation between National Park Medical Center and Mercy Hot Springs

HOT SPRINGS, Ark. – Capella Healthcare, parent of National Park Medical Center, and Mercy Health, parent of Mercy Hospital and Mercy Clinic in Hot Springs (formerly St. Joseph’s Mercy Health System), have signed an Asset Purchase Agreement for the two Hot Springs organizations to merge under Capella’s ownership, officials announced today.

The proposed affiliation was initially announced in April 2012, with the signing of an Agreement in Principle between the two organizations. Since that time, Capella and Mercy – together with third-party expertise and local leadership – have undergone a thorough due diligence (or research) process.

The signed definitive agreement marks the end of due diligence and is the next step in the transaction process. The parties have already begun pursuing customary required regulatory approvals. Mercy’s relationship to the Catholic Church also requires approval from the Vatican, and that process is underway. This final phase is expected to take 60 to 90 days, subject to regulatory and Vatican approval.

“This is an important step for our organizations in an effort to build an integrated health system that will advance healthcare for this region for years to come,” said Michael Wiechart, SVP and Chief Operating Officer of Capella. “We are extremely appreciative of the contributions of local administrative and physician leadership and the patience of the employees, medical staff, volunteers and Board members at both organizations during this transition time.”

At the outset of discussions, Capella and Mercy launched a website – www.AdvancingHotSpringsHealth.com – and newsletter dedicated to updates about the affiliation process and future planning. For the latest information, please visit the website.

About Mercy

Mercy is the sixth largest Catholic healthcare system in the U.S. and serves more than 3 million people annually. Mercy includes 31 hospitals, nearly 300 outpatient facilities, 38,000 co-workers and 1,700 integrated physicians in Arkansas, Kansas, Missouri and Oklahoma. Mercy also has outreach ministries in Louisiana, Mississippi and Texas. For more, visit www.mercy.net.

About Capella Healthcare

Capella Healthcare partners with communities to build strong local healthcare systems that are known for quality patient care. Based in Franklin, Tenn., Capella owns and/or operates 15 acute care and specialty hospital facilities in seven states. With the philosophy that all healthcare is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. The company has access to significant leadership and financial resources, investing in its family of hospitals to strengthen and expand services and facilities. For more, visit www.CapellaHealthcare.com

About Mercy Hospital and Clinic Hot Springs (formerly St. Joseph’s Mercy Health System)

Mercy Hot Springs includes a 282-bed acute care hospital, the only Level II trauma center in Southwest Arkansas, an 80-physician clinic organization, a dedicated cancer center, the region’s only da Vinci Surgical system, and a newly established telestroke program. Mercy Hospital Hot Springs received both the 2010 and 2011 Innovator Award from the Arkansas Foundation for Medical Care. For more, visit www.mercy.net/hotspringsar.

About National Park Medical Center

National Park Medical Center is a 166-bed, acute-care facility which has provided care to the region since 1954. The hospital’s Adult Inpatient Rehab department has earned five consecutive accreditations from the Commission on Accreditation of Rehabilitation Facilities, one of only 6 such programs in Arkansas to achieve this accreditation. For more, visit www.nationalparkmedical.com.

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